Exhibit 99.1

“We have had great success with our response-based direct mail programs and events that allow our tenants to interact with their communities.” - Teri Young, senior vice president, Inland American HOLDCO

New Retail Portfolio Acquisition

Stone Ridge Market, San Antonio, Texas

Dear Stockholder:

At Inland American, we believe our property management team is second to none.  Our experts bring their skills and talents to our properties every day to help make our assets desirable for retailers and profitable for our shareholders. One of our experts, Teri Young, senior vice president of Inland American HOLDCO Management LLC, recently provided Shopping Centers Today extensive comments regarding her analysis and opinion on the opportunities in the industry and our strategy for success.  Below is an excerpt from the article:

“As the [retail real estate] industry emerges from some challenging years, we are seeing increased opportunities for growth both within our 22 million-square-foot retail portfolio and elsewhere in the market.  But the slow pace of (new) development means that effective management and ownership - always in good locations with favorable demographics - is the key to progress.

Due to a combination of fewer new retail developments and an uptick in residential development, many opportunities lie in necessity-based, multi-tenant centers.  As market rents continue to slowly increase and the economy picks up, these centers offer an opportunity to maximize rental rates for vacant spaces and renewals.  At Inland American, we see a tremendous value-add to repositioning a portion of our portfolio of retail assets from single-tenant properties to multi-tenant, necessity-based centers, especially in major markets such as Texas, the Carolinas, Florida and Atlanta.

Multi-tenant properties provide the ability to focus on strategic leasing targets that will create or enhance tenant mix and synergy.  They also create opportunities for smart marketing initiatives that increase sales, drive traffic and enhance customer engagement and retention in the midst of a competitive retail environment.  We have had great success with our response-based direct-mail programs and events that allow our tenants to personally interact with their communities and build a repeat customer base.  These leasing and marketing tactics not only create a healthier consumer dynamic at the center, but they also improve traffic and allow retailers to operate more profitably.  By tailoring our retail portfolio to maximize the positive momentum that multi-tenant and necessity-based properties are forecasted to generate, we see a bright future for our tenants, the industry and our company.”

Recent Acquisitions Match Retail Portfolio Strategy

In January, Inland American continued executing on its long-term strategy of investing in multi-tenant, necessity-based retail properties with the acquisition of two shopping centers in Oklahoma and Texas for a combined total of approximately $94.7 million. The properties include Rockwell Plaza, a 254,690-square-foot shopping center in Oklahoma City and Stone Ridge Market, a 218,436-square-foot shopping center located in San Antonio.

Located in the growing metropolitan areas of Oklahoma City and San Antonio, both centers offer complete and diverse line-ups of high-performing national tenants combined with strong, necessity-based retailers and shadow anchors.  We believe both assets’ strong demographics are well-suited to align with Inland American’s long-term strategy of investing in multi-tenant, necessity-based retail properties.  We look forward to sharing additional acquisitions with you as we continue to execute our strategies to enhance and strengthen our current retail portfolio.

1099s

Form 1099-DIVs were mailed to stockholders no later than January 31, 2013 by DST Systems, Inc., Inland American’s transfer agent.  If your investment is held in a retirement account, such as an IRA, SEP or ROTH, your custodian will provide you with any necessary tax information. Your account information, including tax information, may be accessed on Inland American’s website at www.inlandamerican.com by selecting Investor Relations.  For the year ended December 31, 2012, we paid distributions of approximately $439 million. For income tax purposes only, approximately 13.22% of the distributions paid in 2012 will be treated as ordinary dividends and approximately 86.78% will be treated as nondividend distributions.  Please consult your tax professional with any questions regarding the filing of your individual tax return. We are unable to provide tax or legal advice. If you require a duplicate Form 1099 or have any questions with regard to your Form 1099, please contact Inland Investor Services at 800.826.8228.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.04167 per share for the month of January 2013.  Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share.  This equates to a 7.2% annualized yield based on our current estimated per share value, and our Distribution Reinvestment Plan per share purchase price of $6.93.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc:  Trustee

Broker Dealer

Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.